Exhibit 99.1

Ethan Allen to Hold Annual Shareholders Meeting

Also Hosts Investor Conference

DANBURY, Conn.--(BUSINESS WIRE)--November 13, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) announced that the Company will conduct its Annual Shareholder meeting on November 16, 2009 and host an Investor Conference on November 19, 2009.

Annual Shareholders meeting

Ethan Allen Interiors Inc. Annual Shareholders meeting will be held on November 16, 2009 at 9 a.m. ET at its headquarters in Danbury, Connecticut. The meeting will be available in its entirety through a live webcast as well as available for replay after the meeting at ethanallen.com/investors. On the home page, select “the Company” and then click on “Investors” to get to the “Events and Presentation” page where you can access the link for the webcast and presentation.

Investor Conference

On November 19, 2009 at 11:15 a.m. ET, Ethan Allen Interiors Inc. will hold an Investor Conference at its headquarters in Danbury, Connecticut, to provide an update on key areas of the business. The management presentation, followed by a question and answer session, will be available live in its entirety through a webcast, and replay after the conference at ethanallen.com/investors.

About Ethan Allen

Ethan Allen Interiors Inc. is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers free interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities in the United States, which includes one sawmill, and one manufacturing facility in Mexico, and manufactures approximately sixty-five percent of its products in its United States plants. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer